Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FIRST QUARTER 2008 RESULTS
DALLAS — (BUSINESS WIRE) — May 6, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the first quarter of 2008. Company highlights for the first quarter include:
Financial Highlights
•	Revenues of $48.5 million increased $2.3 million or approximately 5 percent from the first quarter of 2007.

•	First quarter 2008 net income was $1.5 million or $0.06 per diluted share versus $0.9 million or $0.03 per diluted share in the first quarter of the prior year.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $14.4 million increased approximately 9 percent from the prior year period.

•	Adjusted EBITDAR margin of 29.6 percent improved 110 basis points from the first quarter of 2007.

•	Adjusted net income was $1.5 million or $0.06 per diluted share in the first quarter of 2008 compared to adjusted net income of $1.0 million or $0.04 per diluted share in the first quarter of 2007. Adjusted net income for the first quarter of 2008 excludes the write-off of due diligence costs related to a potential acquisition that the Company terminated in the first quarter, legal and proxy expenses associated with a negotiated settlement to avoid a proxy contest and also excludes gains on the sale of two parcels of land and an adjustment to the carrying value of a third parcel which is held for sale. The combined net effect of these adjustments is less than $0.1 million. Adjusted net income for the first quarter of 2007 excludes a gain of less than $0.1 million on the sale of a parcel of land and approximately $0.1 million of deferred loan costs and exit fees as a result of refinancing a community to reduce the interest rate on its mortgage.

•	Adjusted cash earnings (net income plus depreciation and amortization) for the first quarter of 2008 were $4.5 million or $0.17 per diluted share versus $3.7 million or $0.14 per diluted share for the first quarter of 2007, with the adjustments noted above.
Operational Highlights
•	Average physical occupancy rate for the 60 stabilized communities was 89 percent.

•	Operating margins (before property taxes, insurance and management fees) were 48.5 percent in stabilized independent and assisted living communities.

•	At communities under management, same-store revenue increased 3.3 percent versus the first quarter of 2007 as a result of a 4.4 percent increase in average

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monthly rent. Same-community expenses increased 2.5 percent and net income increased 4.6 percent from the comparable period of the prior year. Incremental EBITDAR margin on same-store revenue increases was approximately 54 percent.
Significant Transactions
In February of 2008, the Company entered into a lease on the Whitley Place community located in Keller, Texas. This 47-unit assisted living community has capacity for 65 seniors and is expected to produce annual revenues of approximately $1.4 million.
Whitley Place was purchased by a publicly traded healthcare REIT from a third party for approximately $5 million. The Company has leased this community on a ten-year term with two five-year renewal options. The initial lease rate of 7.75 percent is subject to conditional escalation provisions.
“We remain committed to increasing shareholder value by executing our 2008 Business Plan,” said James A. Stroud, Chairman of the Company. “The successful execution of this plan is evident in the same-store results for the first quarter of 2008. Average monthly rent increased 4.4 percent while expenses increased 2.5 percent resulting in a 4.6 percent increase in net income. Our incremental EBITDAR margin of approximately 54 percent was also positive in the first quarter.”
OPERATING AND FINANCIAL RESULTS
For the first quarter of 2008, the Company reported revenue of $48.5 million, compared to revenue of $46.2 million in the first quarter of 2007, an increase of approximately $2.3 million or 5 percent. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $1.5 million, or 4 percent. The number of consolidated communities increased from 48 in the first quarter of 2007 to 50 in the first quarter of 2008. Financial occupancy of the consolidated portfolio averaged 87.4 percent in the first quarter of 2008 with an average monthly rent of $2,415 per occupied unit. Affiliated management services revenue increased from $0.5 million in the first quarter of 2007 to $1.4 million in the first quarter of 2008, due to development fees earned on three communities in joint ventures.
Revenues under management increased approximately 2 percent to $55.0 million in the first quarter of 2008 from $54.0 million in the first quarter of 2007. Revenues under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. There were 64 communities under management in both periods.
Operating expenses increased by $1.2 million from the first quarter of 2007. As a percentage of resident and healthcare revenues, operating expenses were 62.1 percent.
General and administrative expenses of $3.6 million exceeded the first quarter of the prior year by approximately $0.5 million. These expenses included approximately $0.3

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million of due diligence costs which were written off when a potential acquisition was terminated and approximately $0.2 million of costs incurred to avoid a proxy contest. As a percentage of revenues under management, general and administrative expenses declined from 5.8 percent in the first quarter of 2007 to 5.6 percent in the first quarter of 2008, excluding the due diligence and proxy expenses.
Facility lease expenses were $6.1 million in the first quarter of 2008, approximately $0.4 million higher than the first quarter of 2007, reflecting 25 leased communities this year versus 23 last year, along with increases in contingent rent. The Company has reclassified in both the current and prior year periods the amortization of deferred gains on sale leaseback transactions from gain on sale of assets to a reduction of facility lease expense to better conform with industry practice.
Depreciation and amortization expense increased $0.3 million from the first quarter of the prior year, as a result of capital improvements at certain of the Company’s owned and leased facilities along with depreciation incurred this quarter related to new information systems which became operational on January 1, 2008.
Adjusted EBITDAR for the first quarter of 2008 was approximately $14.4 million, an increase of 9 percent from $13.2 million in the first quarter of 2007. Adjusted EBITDAR margin was 29.6 percent for the period, a 110 basis point improvement from the comparable period of the prior year.
Interest income was $0.1 million in the current quarter as the Company earned interest on cash balances and lease deposits. Interest expense was $3.1 million in the first quarter of 2008, compared to $3.3 million in the first quarter of 2007, reflecting a combination of lower debt outstanding and a lower average interest rate.
Gain on sale of assets in the first quarter of 2008 represents gains of $0.7 million from the sales of two parcels of land, the reduction in carrying value of $0.1 million for a third parcel of land and the amortization of a deferred gain on the sale of the Richmond Heights land to a joint venture in which the Company has an equity interest.
The Company reported a pre-tax profit of approximately $2.4 million in the first quarter of 2008 compared to a pre-tax profit of approximately $1.5 million in the first quarter of 2007. Excluding approximately $0.3 million of write-offs for due diligence costs, approximately $0.2 million of unusual legal and proxy-related expenses and approximately $0.6 million of net gains on three parcels of land, adjusted pre-tax profit is $2.4 million for the first quarter of 2008. Adjusted pre-tax profit for the first quarter of 2007 was $1.6 million, excluding gains on the sale of land and the write-off of deferred loan costs and exit fees.
The Company reported net income of $1.5 million or $0.06 per diluted share in the first quarter of 2008 versus net income of $0.9 million or $0.03 per diluted share in the first quarter of 2007. Excluding the adjustments noted above, the net income of $0.06 per diluted share in the first quarter of 2008 compares to net income of $0.04 per diluted share in the first quarter of 2007.

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On this same basis, adjusted cash earnings (net income plus depreciation and amortization) were $4.5 million or $0.17 per diluted share in the first quarter of 2008, versus $3.7 million or $0.14 per diluted share in the first quarter of 2007.
“The first quarter of the year is typically the most challenging as we deal with higher levels of attrition and harsh weather conditions,” said Lawrence A. Cohen, Chief Executive Officer. “Despite these challenges, we continue to demonstrate positive results from leveraging our operating platform, increasing rents and tightly controlling expenses. Our 2008 Business Plan is focused on increasing capacity and levels of care through expansions, conversions, new developments and home health care to meet the needs of our residents who average 85 years of age. These investments typically produce excellent returns on invested capital and are expected to build shareholder value.”
CAPITAL OVERVIEW AND FINANCING
Capital expenditures in the first quarter of 2008 were approximately $1.7 million. Other investing activities for the quarter include net investments in joint ventures of $0.6 million, offset by proceeds of $1.4 million from the sale of two parcels of land. The Company ended the quarter with approximately $24.6 million of cash and cash equivalents and approximately $188.3 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent.
Other investing activities for the quarter include net investments in joint ventures of $0.6 million, offset by proceeds of $1.4 million from the sale of two parcels of land. The Company ended the quarter with approximately $188.3 million of mortgage debt at fixed interest rates averaging approximately 6.1 percent.
1Q08 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s first quarter 2008 financial results. The call will be held on Wednesday, May 7, 2008 at 11:00 a.m. Eastern daylight time.
The call-in number is 913-312-1463, confirmation code 1462187. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 7, 2008 at 2:00 pm Eastern Time, until May 16, 2008 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 1462187. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,400 residents, including 37 senior living

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communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 2 communities it manages for third parties. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc., at 646-653-1854 for more information.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$24,603	$23,359
Accounts receivable, net	4,112	3,232
Accounts receivable from affiliates	1,238	846
Federal and state income taxes receivable	1,570	2,084
Deferred taxes	844	996
Assets held for sale	354	1,011
Property tax and insurance deposits	6,118	7,860
Prepaid expenses and other	2,619	4,526

Total current assets	41,458	43,914
Property and equipment, net	308,894	310,442
Deferred taxes	12,609	12,824
Investments in limited partnerships	6,848	6,199
Other assets, net	16,778	16,674

Total assets	$386,587	$390,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,669	$1,201
Accrued expenses	10,912	13,561
Current portion of notes payable	7,633	9,035
Current portion of deferred income	5,426	5,174
Customer deposits	1,932	2,024

Total current liabilities	27,572	30,995
Deferred income	22,291	23,168
Notes payable, net of current portion	184,848	185,733
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 26,597 and 26,596 in 2008 and 2007, respectively	266	266
Additional paid-in capital	129,388	129,159
Retained earnings	22,222	20,732

Total shareholders’ equity	151,876	150,157

Total liabilities and shareholders’ equity	$386,587	$390,053

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Resident and health care revenue	$42,844	$41,305
Unaffiliated management services revenue	42	88
Affiliated management services revenue	1,433	539
Community reimbursement revenue	4,198	4,294

Total revenues	48,517	46,226
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	26,606	25,385
General and administrative expenses	3,618	3,135
Facility lease expense	6,136	5,720
Stock-based compensation expense	229	251
Depreciation and amortization	3,033	2,745
Community reimbursement expense	4,198	4,294

Total expenses	43,820	41,530

Income from operations	4,697	4,696
Other income (expense):
Interest income	127	151
Interest expense	(3,065)	(3,285)
Gain on sale of properties	600	67
Write-off of deferred loan costs	—	(187)
Other income	53	55

Income before income taxes	2,412	1,497
Provision for income taxes	(922)	(577)

Net income	1,490	$920

Per share data:
Basic income per share	$0.06	$0.04

Diluted income per share	$0.06	$0.03

Weighted average shares outstanding — basic	26,341	26,149

Weighted average shares outstanding — diluted	26,623	26,636

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CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended March 31,
	2008	2007
Adjusted EBITDAR
Income from operations	$4,697	$4,696
Depreciation and amortization expense	3,033	2,745
Facility lease expense	6,136	5,720
Unusual legal/proxy costs	176	—
Write-off of Hearthstone acquisition costs	337	—

Adjusted EBITDAR	$14,379	$13,161

Adjusted EBITDAR Margin
Adjusted EBITDAR	$14,379	$13,161
Total revenues	48,517	46,226

Adjusted EBITDAR margin	29.6%	28.5%

Adjusted net income and net income per share
Net income	$1,490	$920
Unusual legal/proxy costs, net of tax	109	—
Write-off of Hearthstone acquisition costs, net of tax	208	—
Asset held for sale impairment, net of tax	83	—
Gain on sale of land parcels, net of tax	(423)	(41)
Write-off deferred loan costs, net of tax	—	115

Adjust net income	$1,467	$994

Adjusted net income per share	$0.06	$0.04

Diluted shares outstanding	26,623	26,636
Adjusted cash earnings and cash earnings per share
Net income	$1,490	$920
Depreciation and amortization expense	3,033	2,745
Unusual legal/proxy costs, net of tax	109	—
Write-off of Hearthstone acquisition costs, net of tax	208	—
Asset held for sale impairment, net of tax	83	—
Gain on sale of land parcels, net of tax	(423)	(41)
Write-off deferred loan costs, net of tax	—	115

Adjusted cash earnings	$4,500	$3,739

Adjusted cash earnings per share	$0.17	$0.14

Diluted shares outstanding	26,623	26,636
Adjusted income before income taxes
Income before income taxes	$2,412	$1,497
Unusual legal/proxy costs	176	$—
Write-off of Hearthstone acquisition costs	337	—
Asset held for sale impairment	134	—
Gain on sale of land parcels, net of tax	(684)	(66)
Write-off deferred loan costs, net of tax	—	187

Adjusted income before income taxes	$2,375	$1,618

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q1 08	Q1 07	Q1 08	Q1 07	Q1 08	Q1 07
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	3,926	3,926	3,503	3,503
Leased	25	23	3,775	3,625	3,152	3,025
Joint Venture communities (equity method)	12	12	1,406	1,406	1,221	1,221
Third party communities managed	2	4	294	587	239	488

Total	64	64	9,401	9,544	8,115	8,237

Independent living			6,505	6,713	5,569	5,738
Assisted living			2,241	2,176	1,928	1,881
Continuing Care Retirement Communities			655	655	618	618

Total			9,401	9,544	8,115	8,237

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	39.1%	41.8%	41.1%	43.2%	42.5%
Leased	39.1%	35.9%	40.2%	38.0%	38.8%	36.7%
Joint venture communities (equity method)	18.8%	18.8%	15.0%	14.7%	15.0%	14.8%
Third party communities managed	3.1%	6.3%	3.1%	6.2%	2.9%	5.9%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			69.2%	70.3%	68.6%	69.7%
Assisted living			23.8%	22.8%	23.8%	22.8%
Continuing Care Retirement Communities			7.0%	6.9%	7.6%	7.5%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	50	48
Resident capacity	7,701	7,551
Unit capacity	6,655	6,528
Financial occupancy (1)	87.4%	89.4%
Revenue (in millions)	42.5	41.2
Operating expenses (in millions) (2)	23.8	22.7
Operating margin	44%	45%
Average monthly rent	2,415	2,326
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	89.8%	91.6%
Revenue (in millions)	11.7	11.4
Operating expenses (in millions) (2)	6.5	6.3
Operating margin	44%	45%
Average monthly rent	2,044	1,962
III. Communities under management
Number of communities	64	64
Resident capacity	9,401	9,544
Unit capacity	8,115	8,237
Financial occupancy (1)	87.6%	88.7%
Revenue (in millions)	55.0	54.0
Operating expenses (in millions) (2)	30.0	29.4
Operating margin	45%	46%
Average monthly rent	2,559	2,441
IV. Same Store communities under management
Number of communities	63	63
Resident capacity	9,336	9,336
Unit capacity	8,068	8,068
Financial occupancy (1)	87.6%	88.5%
Revenue (in millions)	55.0	53.2
Operating expenses (in millions) (2)	30.0	29.0
Operating margin	45%	45%
Average monthly rent	2,568	2,460
V. General and Administrative expenses as a percent of Total Revenues under Management
First Quarter (3)	5.6%	5.8%

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VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	188,269	161,260
Variable rate debt, with a cap	—	32,716
Variable rate debt, no cap or floor	—	—

Total debt	188,269	193,976

Fixed rate debt — weighted average rate	6.1%	6.1%
Variable rate debt — weighted average rate	0.0%	7.6%
Total debt — weighted average rate	6.1%	6.4%

(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	- Excludes management fees, insurance and property taxes.

(3)	- Excludes due diligence costs which were written off when a potential acquisition was terminated and costs incurred to avoid a proxy contest.
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